CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


I consent to the incorporation of my report dated February 12, 2007 on the financial statements of Advanced Minerals Technologies, Inc. as of December 31, 2006 and 2005 and for the two years then ended and the period from inception (November 9, 1999) to December 31, 2006, which is included in this Form SB-2 of Advanced Mineral Technologies, Inc. and to the reference to my Firm under the caption "Financial Statements" in the Form SB-2.



/s/ Larry O'Donnell, CPA, P.C.
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Larry O'Donnell, CPA, P.C.

May 9, 2007
Aurora, Colorado